Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-80567, 333-58032, 333-106843, 333-133765, 333-172810, 333-172811, 333-178527 and 333-179942 on Form S-8 and Registration Statement No. 333-177965 on Form S-3 of our report dated December 4, 2015, relating to the consolidated financial statements of Mitek Systems, Inc. and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, as of September 30, 2015, included in this Annual Report on Form 10-K for the year ended September 30, 2015.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 4, 2015